Exhibit 10.1

www.akebia.com	Akebia Therapeutics, Inc. 245 First Street Suite 1100 Cambridge, MA 02142

August 5, 2014

Robert Shalwitz, M.D.

2549 Bryden Road

Bexley, OH 43209

Re: Separation Agreement

Dear Bob:

The purpose of this letter agreement (“Agreement”) is to confirm the terms of your separation from Akebia Therapeutics, Inc. (“Akebia” or the “Company”).1 Unless you rescind your assent as set forth in Section 5(iii) below, this Agreement shall be effective on the eighth (8th) day following your signing of it (the “Effective Date”), at which time it shall become final and binding on all parties.

1.	Transitional Employment.
(i)

Contingent upon your execution of this Agreement, effective August 5, 2014 you will remain a full-time employee of Akebia during the transition period described in the following sentence (a “Transitional Employee”). You shall continue as a Transitional Employee until the earlier of (a) December 31, 2014; (b) the date that you terminate your employment with the Company for any reason; or (c) the date that the Company terminates your employment for Cause (the “Separation Date”). The period from August 5, 2014 to the Separation Date shall be referred to as the “Transitional Employment Period”.

(ii)

During the Transitional Employment Period you (a) will have the title of Executive Vice President, reporting to Akebia’s Chief Executive Officer; (b) agree to perform all of your assigned job duties in good faith and to the best of your ability; and (c) agree to otherwise assist Akebia in the transition of work in connection with any of the duties you have performed at Akebia. Such assigned duties shall include, but not be limited to, transitioning your duties and knowledge to Akebia’s Chief Medical Officer and/or Vice President of Regulatory and optimizing analysis and initial reporting of the Phase 2b study AKB-6548 (CI-0007). You understand and acknowledge that during the Transitional Employment Period your duties may require you to travel outside of Ohio, including to Cambridge, Massachusetts, Rockville, Maryland (to, as needed, meet with the Food and Drug Administration), and other locations as requested by the Company.

(iii)

During the Transitional Employment Period you will receive an annual base salary of $410,000, less all applicable income and payroll taxes, deductions and withholdings, payable in accordance with Akebia’s standard payroll cycle. You also shall be eligible to participate in the Company’s 2014 discretionary bonus program in accordance with the terms and conditions of the Akebia Therapeutics, Inc. Cash Incentive Plan. Any bonus earned under that Plan shall be paid at the time that other Company executives eligible for bonuses are paid.

(iv)

During the Transitional Employment Period you also shall continue to receive all employee benefits to which you currently are entitled and for which you remain eligible during the Transitional Employment Period. During the Transitional Employment Period, however, the Company in its sole discretion may change your title and/or job duties at any time, and nothing in this Agreement shall affect the Company’s ability to amend, modify or terminate its employee benefit plans and programs at any time in accordance with their terms. During the Transitional Employment Period, your rights to exercise vested stock options are governed by the terms of any applicable stock option agreement and equity plan, and your rights during the Transitional Employment Period with respect to any restricted shares are governed by the terms of any applicable restricted share agreement and equity plan.

(v)

During the Transitional Employment Period you will not engage in any acts that are detrimental to the Company’s best interest, and you will continue to comply with all applicable Akebia policies, rules and regulations.

1 Except for the obligations set forth in Section 2, which shall be solely the obligations of Akebia Therapeutics, Inc., whenever the terms “Akebia Therapeutics, Inc.,” “Akebia” or the “Company” are otherwise used in this Agreement (including, without limitation, Section 5), they shall be deemed to include Akebia Therapeutics, Inc. and any and all of its divisions, affiliates and subsidiaries and all related entities, and its and their directors, officers, employees, agents, successors and assigns.

(vi)

You acknowledge that from and after the Separation Date you shall have no authority to represent yourself as an employee or agent of Akebia, and you agree not to represent yourself thereafter as an employee or agent of Akebia, except as set forth in the Consulting Agreement described in Section 2(iii) below.

(vii)

On or about the Separation Date, the Company shall pay your accrued but unused vacation time and your final pay earned through the Separation Date in accordance with applicable law. In addition, not later than sixty (60) days following the Separation Date, you will receive reimbursement for all reasonable business expenses incurred by you before the Separation Date, provided you submit them for reimbursement in accordance with the Company’s usual procedures for business expense reimbursement within thirty (30) days following the Separation Date.

(viii)

For purposes of this Agreement, and in each case as determined by the Compensation Committee of the Company’s Board of Directors in its sole and reasonable discretion, the following will constitute “Cause”: (a) your indictment or conviction for either any felony offense or any other crime involving dishonesty; (b) your participation in any fraud, theft, embezzlement or other misconduct or act of dishonesty involving the Company or any of its subsidiaries; (c) your intentional damage to any property of the Company or any of its subsidiaries; (d) your breach of the duty of good faith and fair dealing that you owe to the Company or any of its subsidiaries; (e) your breach or violation of any agreement with the Company or any of its subsidiaries, including, without limitation, your Employee Agreement (Confidentiality, Non-Solicitation, Non- Competition and Inventions Agreement) dated February 10, 2014, as amended (the “Restrictive Covenants Agreement”); (f) any conduct by you that in the good faith and reasonable determination of the Board of Directors demonstrates gross unfitness to serve; (g) your failure to comply with the code of conduct of the Company or any of its subsidiaries or any other policies of the Company that have been approved by the Board of Directors or its authorized delegate; (h) your insubordination or failure to follow the directions of the Board of Directors or of the Chief Executive Officer of the Company; or (i) any other conduct by you that could be expected to be harmful to the business, interests or reputation of the Company or any of its subsidiaries.

2.       Severance Pay and Benefits. If you do not rescind this Agreement as set forth in Section 5(iii) below, and provided you do not terminate your employment with the Company or the Company does not terminate your employment for Cause, in either case prior to December 31, 2014, then the Company will:

(i)

provide you with a severance payment in the gross amount of $410,000, less all applicable income and payroll taxes, deductions and withholdings (“Severance Pay”). Severance payments shall be made over the twelve (12) month period (the “Severance Period”) following the Separation Date in accordance with Akebia’s standard payroll cycle, with the first payment to occur on the second (2nd) regularly scheduled pay date following the Separation Date, retroactive to the date of termination. Severance Pay shall not be reduced by any compensation you receive from any subsequent employment or source. Subject at all times to Section 4 of this Agreement, in the event of your death prior to the end of the Severance Period any Severance Pay not yet received by you shall continue to be paid to your spouse, Paula Krasnoff, in accordance with Akebia’s standard payroll cycle. If your wife pre-deceases you, or if she dies before any remaining Severance Pay has been received by her, then such remaining Severance Pay shall be divided equally and shall continue to be provided to your sons, Isaiah Shalwitz and Steven Shalwitz, in accordance with Akebia’s standard payroll cycle;

(ii)

provided that you appropriately and timely complete all required elections, reimburse (on a taxable basis) premiums paid by you for health and dental insurance premiums (for yourself and all eligible dependents) under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) at the same amount and to the same extent it would if you still were employed by the Company (“COBRA Reimbursement”) until the earliest of (a) the last day of the month which falls twelve (12) months after the Separation Date; (b) the date that you and/or your eligible dependents are no longer eligible to receive continuation coverage under COBRA; or (c) the date on which you become eligible to receive health or dental care coverage pursuant to the health or dental care plan of a new employer. COBRA election forms and related documentation shall be provided to you on or after the Separation Date, and the “qualifying event” under COBRA shall be the Separation Date. Payment of the COBRA Reimbursement shall be made during the period described in the immediately preceding sentence in accordance with Akebia’s standard payroll cycle, with the first payment to occur on the second (2nd) regularly scheduled pay date following the Separation Date, retroactive to the date of termination. You hereby acknowledge that reimbursement of your COBRA premiums will be taxable income to you; and

(iii)

enter into a Consulting Agreement (the “Consulting Agreement”), pursuant to which you will remain eligible (a) to hold and continue to vest in your existing equity awards during the term of such agreement, (b) under certain circumstances set forth in the Consulting Agreement, for acceleration of such equity awards upon the termination of such agreement, and (c) under certain circumstances set forth in the Consulting Agreement, for an extended exercise period with respect to vested stock options upon the termination of such agreement. If, however, you terminate the Consulting Agreement for convenience or the Company terminates the Consulting Agreement for “cause” (as that term is defined in the Consulting Agreement), the unvested portions of your equity awards shall immediately terminate without payment of consideration therefor and any and all other consideration under this Agreement, including any Severance Pay and Benefits not yet provided to you, shall immediately cease. You hereby acknowledge and agree that, to the extent the Consulting Agreement does not take effect, your rights to exercise any vested stock options shall continue to be governed by the existing terms of any applicable stock option agreement and equity plan and your rights with respect to any restricted shares shall continue to be governed by the existing terms of any applicable restricted share agreement and equity plan.

The Severance Pay, the COBRA Reimbursement and the Consulting Agreement are referred to in this Agreement as the “Severance Pay and Benefits.”

3.       Acknowledgments. You acknowledge and agree that:

(i)

your employment during the Transitional Employment Period shall remain at-will, and either you or the Company may terminate the employment relationship at any time, with or without reason or notice, subject to the rights and obligations of the parties set forth herein; provided, however, that if the Company terminates the employment relationship other than for Cause (as defined herein) prior to December 31, 2014, the Company will provide you with the Severance Pay and Benefits set forth in Sections 2(i) and (ii) above and, unless otherwise agreed by you and the Company at the time of such termination of employment, the Severance Pay and Benefits set forth in Section 2(iii) above, in each case, pursuant to the terms of this Agreement and, if applicable, the Consulting Agreement;

(ii)	this Agreement and the Severance Pay and Benefits are neither intended to nor shall constitute a severance plan and shall confer no benefit on anyone other than Akebia and you;
(iii)

the Severance Pay and Benefits provided for herein are not otherwise due or owing to you under any employment agreement (oral or written), including, without limitation, the Executive Severance Agreement between you and the Company dated March 3, 2014 (the “Executive Severance Agreement”)·

(iv)

except for (a) any unpaid regular wages (including accrued but unused earned time) earned through (and including) the Separation Date, which shall be paid by the Company on the Separation Date and (b) any vested monies due to you pursuant to any retirement programs in which you participate, you have been paid and provided all wages, vacation pay, holiday pay, commissions and any other form of compensation or benefit that may be due to you now or which would have become due in the future in connection with your employment with or separation of employment from Akebia.

4.       Return of Company Property; Affirmation of Restrictive Covenants; Confidentiality; and Non-Disparagement. You hereby agree to:

(i)	promptly return to Akebia all property and documents (whether in hard copy or electronic form) of Akebia in your custody and possession on or before the Separation Date;
(ii)

abide by the terms of your Restrictive Covenants Agreement (as amended by the Consulting Agreement), the terms of which shall survive your separation from the Company and which are hereby incorporated into this Agreement by reference;

(iii)

abide by any and all common law and/or statutory obligations relating to the protection and non-disclosure of Akebia’s trade secrets and/or confidential or proprietary documents and information, and you specifically agree that you will not disclose any confidential or proprietary information that you acquired as an employee of Akebia to any other person or entity, or use such information in any manner that is detrimental to the interests of Akebia;

(iv)

keep confidential and not publicize or disclose the existence and terms of this Agreement, other than to (a) an immediate family member, legal counsel, accountant or financial advisor, provided that any such individual to whom disclosure is made shall be bound by these confidentiality obligations; (b) a state or federal tax authority or government agency to which disclosure is mandated by applicable state or federal law; or (c) in response to a subpoena, court order or discovery request during pending litigation. Nothing in this Agreement shall be construed to prohibit truthful testimony concerning this Agreement;

(v)

not make any statements that are disparaging about or adverse to the business interests of the Company or which are intended to harm the reputation of the Company including, but not limited to, any statements that disparage any product, service, finances, employees, officers, directors, capabilities or any other aspect of the Company’s business or products. In addition, the Company agrees that its Chief Executive Officer and members of the Board of Directors shall not make any statements that are disparaging about you or which are intended to harm your reputation.

Your breach of this Section 4 will constitute a material breach of this Agreement and, in addition to any other legal or equitable remedy available to Akebia, will relieve Akebia of the obligation to provide any Severance Pay and Benefits not already provided and will entitle Akebia to recover any Severance Pay and Benefits already paid or provided.

5.       Release of Claims.

(i)

You hereby acknowledge and agree that by signing this Agreement and accepting the Severance Pay and Benefits provided for in this Agreement, you are waiving your right to assert any form of legal claim against Akebia (as defined in footnote number 1 to this Agreement) of any kind whatsoever from the beginning of time through and including the Separation Date, except for claims related to the Company’s failure to perform its obligations under this Agreement. Your waiver and release is intended to bar any form of legal claim, charge, complaint or any other form of action (collectively referred to as “Claims”) against Akebia seeking any form of relief including, without limitation, equitable relief (whether declaratory, injunctive or otherwise), the recovery of any damages or any other form of monetary recovery whatsoever (including, without limitation, back pay, front pay, compensatory damages, emotional distress damages, punitive damages, attorneys’ fees and any other costs) against Akebia up through and including the Separation Date. You understand that there could be unknown or unanticipated Claims resulting from your employment with Akebia and the separation therefrom and agree that such Claims are intended to be, and are, included in this waiver and release.

(ii)

Without limiting the foregoing general waiver and release, you specifically waive and release the Company from any Claims arising from or related to your employment relationship with the Company or the separation thereof, including without limitation:

(a)Claims under any local, state or federal discrimination, harassment, fair employment practices or other employment-related statute, regulation or executive order, including, without limitation, the Massachusetts Fair Employment Practices Act (also known as Chapter 151B), the Age Discrimination in Employment Act and Title VII of the Civil Rights Act of 1964;

(b)Claims under any other local, state or federal employment related statute, regulation or executive order relating to the payment or receipt of salary, wages, commissions, vacation pay or overtime, hours or any other terms and conditions of employment (including, without limitation, the Massachusetts Payment of Wages Act, M.G.L.c. 149, §§ 148 & 150, and the Massachusetts Overtime Law, M.G.L.c. 151, §§ 1A and 1B);

(c)Claims under any local, state or federal common law theory; and

(d)any other Claim arising under other local, state or federal law.

(iii)

Because you are over 40 years of age, you are granted specific rights under the Older Workers Benefit Protection Act (“OWBPA”), which prohibits discrimination on the basis of age. The release set forth in this Section 5 is intended to release any rights you may have against Akebia alleging discrimination on the basis of age. Consistent with the provisions of OWBPA, you have twenty- one (21) days to consider and accept the provisions of this Agreement. In addition, you may rescind your assent to this Agreement if, within seven (7) days after the date you sign this Agreement, you deliver a written notice of rescission. To be effective, such notice of rescission must be postmarked, and sent by certified mail, return receipt requested, or delivered within the seven-day period to Nicole R. Hadas, Vice President and General Counsel, Akebia Therapeutics, Inc., 245 First Street, Suite 1100, Cambridge, MA 02142.

(iv)

Consistent with federal discrimination laws, nothing in this release shall be deemed to prohibit you from challenging the validity of this release under federal discrimination laws or from filing a charge or complaint of age or other employment related discrimination with the Equal Employment Opportunity Commission (“EEOC”), or from participating in any investigation or proceeding conducted by the EEOC. Further, nothing in this release or Agreement shall be deemed to limit Akebia’s right to seek immediate dismissal of such charge or complaint on the basis that your signing of this Agreement constitutes a full release of any individual rights under federal discrimination laws, or Akebia’s right to seek restitution or other legal remedies to the extent permitted by law of the economic benefits provided to you under this Agreement in the event that you successfully challenge the validity of this release and prevail in any claim under federal discrimination laws.

6.       Affirmation of Release of Claims. On or promptly after the Separation Date, you agree to execute the affirmation attached as Exhibit A. You also acknowledge and agree that the release of claims in Section 5 shall be fully effective in the event that you fail or refuse to execute the affirmation, but that Akebia shall have no obligation to provide you with the Severance Pay and Benefits (that otherwise would be provided under Section 2 of this Agreement) not already provided as of the Separation Date until you execute the affirmation.

7.       Miscellaneous.

(i)

This Agreement supersedes any and all prior oral and/or written agreements, and sets forth the entire agreement between Akebia and you in respect of your separation from Akebia, except for (a) your Restrictive Covenants Agreement and (b) the Consulting Agreement. For the avoidance of doubt, your Executive Severance Agreement shall be superseded in its entirety by this Agreement and shall no longer be of any force or affect.

(ii)	No variations or modifications hereof shall be deemed valid unless reduced to writing and signed by Akebia and you.
(iii)	The provisions of this Agreement are severable, and if for any reason any part hereof shall be found to be unenforceable, the remaining provisions shall be enforced in full.
(iv)

The validity, interpretation and performance of this Agreement, and any and all other matters relating to your employment and separation of employment from Akebia, shall be governed by and construed in accordance with the internal laws of the State of Ohio, without giving effect to conflict of law principles.

(v)

The payments and entitlements provided for under this Agreement are intended to qualify for the short-term deferral exception to Section 409A of the Internal Revenue Code of 1986 (the “Code”) as described in Treasury regulation Section 1.409A-l(b)(4) to the maximum extent possible, and to the extent they do not so qualify, they are intended to qualify for the separation pay plan exception to Section 409A of the Code as described in Treasury regulation Section 1.409A- l(b)(9)(iii) to the maximum extent possible. Notwithstanding any provision of this Agreement to the contrary, if at the time of your separation from service (as defined below) you are a specified employee (as defined below), as determined by the Company, any and all amounts payable in connection with such separation from service that constitute deferred compensation subject to Code Section 409A, as determined by the Company, and that would otherwise be payable within six (6) months following such separation from service, shall instead be paid on the date that follows the date of such separation from service by six (6) months (or, if earlier, upon your death). For purposes of this Agreement, all references to “termination of employment” and correlative phrases shall be construed to require a “separation from service” (as defined in Section 1.409A-l(h) of the Treasury regulations after giving effect to the presumptions contained therein), and the term “specified employee” means an individual determined by the Company to be a specified employee under Treasury regulation Section 1.409A-l(i). Each payment made under this Agreement shall be treated as a separate payment and the right to a series of installment payments under this Agreement is to be treated as a right to a series of separate payments. Any reimbursement for expenses that would constitute nonqualified deferred compensation subject to Section 409A of the Code shall be subject to the following additional rules: (a) no reimbursement of any such expense shall affect your right to reimbursement of any such expense in any other taxable year; (b) reimbursement of the expense shall be made, if at all, promptly, but not later than the end of the calendar year following the calendar year in which the expense was incurred; and (c) the right to reimbursement shall not be subject to liquidation or exchange for any other benefit.

It is Akebia’s desire and intent to make certain that you fully understand the provisions and effects of this Agreement. To that end, you have been encouraged and given an opportunity to consult with legal counsel. By executing this Agreement, you are acknowledging that (a) you have been afforded sufficient time to understand the provisions and effects of this Agreement and to consult with legal counsel; (b) your agreements and obligations under this Agreement are made voluntarily, knowingly and without duress; and (c) neither Akebia nor its agents or representatives have made any representations inconsistent with the provisions of this Agreement.

If the foregoing correctly sets forth our arrangement, please sign, date and return the enclosed copy of this Agreement to me at 245 First Street, Suite 1100, Cambridge, MA 02142 within the time frame set forth above.

Very truly yours,
/s/ John P. Butler
John P. Butler
President & Chief Executive Officer

Accepted and Agreed To:
/s/ Robert Shalwitz, M.D.
Robert Shalwitz, M.D.
Dated: August 5, 2014

EXHIBIT A

AFFIRMATION OF RELEASE OF CLAIMS

IN ORDER TO RECEIVE YOUR SEVERANCE PAY AND BENEFITS YOU MUST SIGN, DATE AND RETURN THIS AFFIRMATION TO NICOLE R. HADAS AT AKEBIA THERAPEUTICS, INC., 245 FIRST STREET, SUITE 1100, CAMBRIDGE, MA 02142, BUT ONLY AFTER YOUR SEPARATION DATE, AS THAT TERM IS DEFINED IN YOUR SEPARATION AGREEMENT DATED AUGUST 5, 2014.

I hereby reaffirm in its entirety the provisions of the Separation Agreement with Akebia Therapeutics, Inc. dated August 5, 2014 signed by me including, without limitation, the release of claims contained in Section 5 of that Separation Agreement.

Robert Shalwitz, M.D.
DATE: , 201